EXHIBIT 10.4
Retention Bonus Plan
Dobson Communications Corporation (the “Company”) desires to put in place a Retention Bonus Plan (the “Plan”) that will be designed to provide appropriate incentives to employees to maintain their employment at the Company from the signing of a definitive merger agreement through the closing of the transaction and a short time thereafter. The key concepts driving the Plan will be as follows.
1.	The Plan shall be capped at an amount not to exceed $19,401,000. Payments to employees will be on a two tiered basis. 50% of an employee’s retention bonus will be paid at the closing of the transaction. The remaining 50% of each employee’s retention bonus will be paid 30 days after closing.

2.	The driving principles of the Plan will be to ensure that the Company has the necessary manpower to run the operation of the business and satisfy the terms of Article 6.1 of the merger agreement. The funds in the Plan will be allocated at the discretion of the Executive Management of the Company. The Company’s Executive Management will use appropriate fiscal responsibility in its allocation of these funds to allow the operation of the business to be conducted in a usual and customary manner. To the extent that the maximum amount of the Plan is not necessary to accomplish the goal of the Plan, Executive Management will use reasonable efforts to expend less than the full amount of the Plan authorization.

3.	Everett R. Dobson, Steven P. Dussek, and Bruce R. Knooihuizen will not be eligible for any payments from the Plan.

4.	Participants will be notified of their retention bonus and the payment procedure by letter.

5.	Participants will receive payments from the Plan if they are employed by the Company on each payment date. If an employee is terminated without cause prior to either payment date, the employee will receive the full amount of the retention bonus originally offered to him/her. An employee who is eligible for payment from the Plan and becomes disabled or dies prior to either payment date will receive the full amount of the anticipated payment.

6.	Participants will not be eligible for payment under the Plan if, prior to the vesting date, they voluntarily terminate their employment with the Company or are terminated for cause.

7.	A payment to any employee will not exceed 200% of the sum of that employee’s annual salary and bonus.